Exhibit 99.1

For Immediate Release

For more information contact:  Shawn Severson

The Blueshirt Group

415-489-2198

or

David I. Rosenthal

UQM Technologies, Inc.

303-682-4900

UQM Technologies Reports Second Quarter Fiscal Year 2016

Revenues Up 55% Over Last Year

LONGMONT, COLORADO, NOVEMBER 10, 2015 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a  developer of alternative energy technologies, today announced financial and operating results for the second quarter ended September 30, 2015.

Total revenue for the quarter was $1.7 million, a 55% increase compared with $1.1 million in the same quarter last year. Net loss for the second quarter was $2.4 million, or $0.06 per common share. This compares to a net loss of $2.0 million, or $0.05 per common share for the same period last year. Last year the company received cost reimbursements under a grant from the Department of Energy of $539,000.  As of September 30, 2015, cash was $4.0 million and working capital was $11.6 million.

“We achieved solid revenue growth in the second quarter primarily driven by an increase in revenue from some of our customers in the US electric vehicle market and early traction with our newly-acquired fuel cell business,” said Joe Mitchell, COO and interim President and CEO. “I am very excited about our recently announced supply agreement with ITL Efficiency Corporation in China and the increased level of interest in our products we are seeing in the market. Overall, I am positive on the growth opportunities in 2016 and beyond as we leverage our strengthened technology portfolio and partnership to drive profitable growth and create value for our shareholders."

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended September 30, 2015. To attend the conference call, please dial 1-888-241-0326 approximately 10 minutes before the conference is scheduled to begin and provide the passcode “72341997”  to access the call. International callers should dial 1-647-427-3411.  For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

today. To access the playback call 1-855-859-2056 and enter replay code “72341997#.” International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, the successful execution of our commercial strategy, new business development plan and recently announced partnership with ITL. Important factors that could cause actual results to differ from those contained in the forward-looking statements include the ability to timely resolve any technical challenges of integrating UQM products into ITL electric drive systems, the responsiveness of customers to ITL’s products, the timing and quantity at which ITL issues binding purchase orders under the long-term supply agreement and other factors described in our Form 10-K and Form 10-Q’s under the heading “Risk Factors”, which are available through our website at www.uqm.com  or at www.sec.gov.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Product sales	$1,618,666	$846,283	$2,249,332	$1,669,315
Contract services	116,144	270,496	226,007	467,012
	1,734,810	1,116,779	2,475,339	2,136,327
Operating costs and expenses:
Costs of product sales	1,289,315	489,281	1,866,761	953,309
Costs of contract services	96,029	227,867	160,827	376,101
Research and development	912,395	92,801	2,000,875	177,205
Production engineering	-	1,065,810	-	2,293,001
Reimbursement of costs under DOE grant	-	(539,329)	-	(1,255,343)
Selling, general and administrative	1,855,214	1,771,713	3,100,588	2,900,244
	4,152,953	3,108,143	7,129,051	5,444,517

Loss before other income	(2,418,143)	(1,991,364)	(4,653,712)	(3,308,190)

Other income:
Interest income	125	400	3,497	7,189
Other	8,971	250	16,917	250
	9,096	650	20,414	7,439

Net loss	$(2,409,047)	$(1,990,714)	$(4,633,298)	$(3,300,751)

Net loss per common share - basic and
diluted	$(0.06)	$(0.05)	$(0.12)	$(0.08)
Weighted average number of shares of common
stock outstanding - basic and diluted	40,235,636	39,974,078	40,142,682	39,881,930

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

	September 30, 2015	March 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,018,487	$6,585,703
Accounts receivable	679,149	522,417
Other receivable	-	855,000
Costs and estimated earnings in excess of billings on
uncompleted contracts	29,917	49,917
Inventories	9,009,900	9,354,053
Prepaid expenses and other current assets	315,557	266,448
Total current assets	14,053,010	17,633,538

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,092,063	7,037,200
	13,291,694	13,236,831
Less accumulated depreciation	(6,897,315)	(6,410,242)
Net property and equipment	6,394,379	6,826,589

Patent costs, net of accumulated amortization of $901,349 and $895,227, respectively	242,549	239,043

Trademark costs, net of accumulated amortization of $75,078 and $73,018, respectively	100,763	102,823
Total assets	$20,790,701	$24,801,993

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$594,575	$398,568
Other current liabilities	1,830,599	1,544,971
Billings in excess of costs and estimated earnings on
uncompleted contracts	44,792	84,444
Total current liabilities	2,469,966	2,027,983

Other long-term liabilities	205,556	445,024

Total liabilities	2,675,522	2,473,007

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 75,000,000 shares
authorized; 40,301,862 and 39,999,984 shares
issued and outstanding, respectively	403,019	400,000
Additional paid-in capital	122,282,533	121,866,061
Accumulated deficit	(104,570,373)	(99,937,075)
Total stockholders’ equity	18,115,179	22,328,986

Total liabilities and stockholders’ equity	$20,790,701	$24,801,993

#End Table

# End #

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901